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                                                                   EXHIBIT 2.2.1


                           PATTERSON DRILLING COMPANY

                              CONSULTING AGREEMENT



              THIS CONSULTING AGREEMENT is made and entered into this 23rd day of October, 1996 (this "Agreement"), by and between PATTERSON DRILLING COMPANY, a Delaware corporation ("PDC"), and MICHAEL G. SLEDGE, an individual residing in Midland, Texas (the "Consultant").


                                   RECITALS:

              A. Simultaneously with the execution of this Agreement, PDC has entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), among PDC and H. Gene Sledge, Joyce A. Sledge, David W. Sledge and Michael G. Sledge, providing for, among other things, the purchase by PDC of all of the outstanding shares of capital stock of Sledge Cattle Company, Inc. (d/b/a Gene Sledge Drilling Corporation), a Texas corporation.

              B. PDC desires to retain the services of the Consultant as an independent contractor.

              C. The execution and delivery of this Agreement is a condition to the consummation of the Stock Purchase contemplated by the Stock Purchase Agreement, and the parties are entering into this Agreement in order to fulfill such condition.

              NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

              1.     Engagement of Consultant.

              PDC hereby engages Consultant as an independent contractor to perform the services hereinafter provided.

              2.     Period of Agreement.

              The period of this Agreement shall commence on the date hereof and remain in effect through October 1, 2001, unless sooner terminated as the result of the death of the Consultant (the "Consulting Period").





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              3.     Services of Consultant.

              (a) Consulting Services. During the Consulting Period, but subject to the last sentence of this Section 3(a), the Consultant agrees to make himself available at all reasonable times to consult with, and advise, PDC, and the directors, officers, and other representatives of PDC, or any of its affiliates, regarding such contract drilling matters of PDC, or its affiliates, as may from time to time be referred to the Consultant by PDC (the "Consulting Services"). In no event shall the Consultant be required to devote
(a) more than 100 hours of Consulting Services during the first month following the date of this Agreement; (b) more than 50 hours of Consulting Services during each of the second through the sixth month following the date of this Agreement; or (c) more than 25 hours of Consulting Services during any month following the sixth month and prior to expiration of the Consulting Period.

              (b) Time for Performing Consulting Services. The Consultant hereby agrees to perform the Consulting Services at such time or times reasonably requested by PDC and to make himself reasonably available to perform the Consulting Services requested by PDC hereunder upon reasonable notice to the Consultant.

              4.     Consultant's Compensation.

              (a) Compensation. Simultaneously with the execution of this Agreement, PDC has paid the Consultant, by wire transfer, the amount of $400,000 as compensation for entering into this Agreement and performing the Consulting Services hereunder.

              (b) Reimbursement of Expenses. PDC shall reimburse the Consultant for all reasonable expenses he incurs with the prior written consent of PDC in connection with the performance of the Consulting Services hereunder. The reasonable expenses shall be reimbursed at cost. The Consultant shall follow PDC's policy, as established from time to time, on reimbursement of expenses, shall obtain receipts for all expenses in excess of $25.00, and shall submit such receipts to PDC. PDC shall reimburse Consultant for reimbursable expenses not more than once each month and only after receipt of an invoice therefor and supporting receipts.

              (c) Benefits. As an independent contractor to PDC, the Consultant shall not be entitled or eligible for participation in any pension, profit sharing, stock option, employee stock ownership, insurance, medical, or other employee benefit plan which may be in effect from time to time, and the Consultant shall not be entitled to be paid or otherwise provided any severance or similar payment or any vacation, holiday, or other benefits, whether provided for in PDC's employee handbook (if any), by custom or practice, or otherwise.





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              5.     Relationship of Parties.

              The Consultant is, and shall at all times during the term of this Agreement be, an independent contractor of PDC. This Agreement does not represent a continuing working relationship between the parties hereto. The Consultant shall be solely responsible for payment of all federal, state, and local taxes or contributions required under unemployment insurance, social security, and income tax laws with respect to the Consultant. Unless requested by PDC, the Consultant shall not work at any of PDC's business locations nor shall the Consultant use the tools and materials of PDC. The Consultant shall not represent or hold himself out as an agent, joint venturer, partner, or employee of PDC. The Consultant may provide services to more than one company at a time (subject to the terms of Section 8 hereof and the terms of the Non-Competition Agreement among PDC and the Consultant dated of even date herewith), and Consultant holds himself out for hire by other companies.
Except as specifically authorized in this Agreement or in writing by PDC, the Consultant shall not enter into, or in any way be authorized or have the authority to enter into, any contract, agreement, warranty, or representation on behalf of PDC and shall not act as an agent of PDC. Nothing in this Agreement is intended or shall be construed as a partnership between the Consultant and PDC for any purpose.

              6.     Right of Supervision.

              PDC is interested only in the accurate and timely completion of the Consulting Services. Therefore, the Consulting Services shall be subject to PDC's general right of inspection and supervision to secure its satisfactory completion. However, PDC shall have no right to control Consultant's hours of work or to supervise the Consultant in the details of the Consultant's work. The Consultant shall comply with all federal, state, and municipal laws, rules, and regulations that are now or may in the future become applicable to the Consultant or the Consulting Services.

              7.     Allocation of Risk.

              The Consulting Services shall be performed entirely at the risk of the Consultant.

              This Section 7 shall survive the termination or other expiration or cancellation of this Agreement.

              8.     Confidentiality.

              (a) Confidential Information Defined. It is contemplated that PDC may disclose to the Consultant information concerning PDC's confidential know-how, data, and trade secrets to further the performance of this Agreement. For purposes of this Agreement, "Confidential Information" means technical and business information relating





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to PDC's inventions or products, research and development, production, manufacturing, engineering, and other processes, software produced by or for PDC, source code, computer programs, costs, profit or margin information, finances, financial information and practices, customers and customer lists, records, marketing, production, existing, contemplated, and future business plans, products, and services, presentation binders, sales literature, pricing, techniques, trade secrets (as defined under applicable law), all related information and documentation, and any other information which is marked "Confidential" or otherwise identified by PDC to be confidential. All material and information disclosed by PDC to the Consultant will be presumed to be Confidential Information and will be so regarded by the Consultant.

              (b) Confidentiality Agreement. The Consultant agrees that the Consultant will hold the Confidential Information in strict confidence and will only use the Confidential Information in connection with the providing of Consulting Services to PDC under this Agreement and will not disclose or use any of the Confidential Information in any manner which would constitute a "misappropriation" under applicable law governing trade secrets and will otherwise comply with applicable law governing trade secrets. The Consultant further agrees that the Consultant will not make any disclosure of the Confidential Information (including methods or concepts utilized in the Confidential Information) to anyone without the express written consent of PDC. The Consultant will take all reasonable steps to ensure the confidentiality of all Confidential Information. The Consultant agrees not to copy any Confidential Information and not to use any Confidential Information for the Consultant's benefit or for the benefit of any third party.

              (c) Exceptions. Notwithstanding the other provisions of this Agreement, nothing received by the Consultant will be considered to be Confidential Information of PDC if: (i) it has been published or its otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by the Consultant from a third party other than PDC without confidentiality limitations; (iii) it has been independently developed for the Consultant by personnel or agents having no access to the Confidential Information; or (iv) it is required to be disclosed by order of court or other governmental authority.

              (d) Survival of Obligations. This Section 8 will survive any termination or other expiration or cancellation of this Agreement.

              9.     Specific Performance.

              Without intending to limit the remedies available to PDC, the Consultant acknowledges that PDC will have no adequate remedies at law if the Consultant violates the terms of Sections 7 or 8, hereof. In such event, the Consultant agrees that PDC shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction specific performance of such Sections of this Agreement or injunctive relief to





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restrain any breach or threatened breach thereof.  Nothing herein shall be construed as prohibiting PDC from pursuing any other remedies available to PDC (whether at law or in equity) for such breach or threatened breach, including, without limitation, the recovery of monetary damages from the Consultant.

              The provisions of this Section 9 shall survive the termination or cancellation of this Agreement.

              10.    Survival of Obligations.

              The restrictions and obligations of this Agreement shall survive any expiration, termination, or cancellation of this Agreement, and shall continue to bind the Consultant and the Consultant's successors, personal representatives, heirs and assigns.

              11.    Negation of Licenses.

              No rights or licenses, express or implied, are hereby granted to the Consultant as a result of or related to this Agreement.

              12.    Return of Information Upon Termination.

              As requested by PDC from time to time and upon the expiration or termination of this Agreement, the Consultant will deliver to PDC, within five
(5) days of such request or termination, all copies and embodiments, in whatever form, of all Confidential Information in the Consultant's possession or within the Consultant's control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes, and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by PDC, will provide PDC with written confirmation that all such materials have been delivered to PDC.

              13.    Attorneys Fees and Costs.

              If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary expenses in addition to any other relief to which that party may be entitled. This provision is applicable to this entire Agreement.

              14.    Representations and Warranties of PDC and the Consultant.

              (a) Representations and Warranties of PDC. PDC hereby represents and warrants to the Consultant that: (i) it has all requisite power to enter into and perform its obligations under this Agreement; (ii) this Agreement has been duly and validly authorized





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by all necessary corporate action on the part of PDC; (iii) the execution of this Agreement by PDC and performance of PDC's obligations hereunder do not require the consent or approval of any other party; and (iv) this Agreement is a valid and binding obligation of PDC.

              (b) Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to PDC that: (i) the Consultant has the capacity and power to enter into and perform the Consultant's obligations under this Agreement; (ii) the Consultant has duly and validly executed this Agreement; (iii) the execution of this Agreement and performance of the Consultant's obligations hereunder do not require the consent or approval of any other party; and (iv) this Agreement constitutes a valid and binding obligation of the Consultant.

              15.    General Provisions.

              (a) Compliance with Laws. The parties agree that they will comply with all applicable laws and regulations of government bodies or agencies in their respective performance of their obligations under this Agreement.

              (b) No Undisclosed Agency. Each party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party.

              (c) Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without reference to its conflict-of-laws principles. This Agreement's final form resulted from review and negotiations among the parties and their attorneys, and no part of this Agreement should be construed against any party on the basis of authorship.

              (d) Forum for Dispute Resolution. If any dispute arises among the parties concerning the interpretation or performance of any portion of this Agreement which the parties are unable to resolve themselves, and any party brings an action against any other party seeking a declaratory order, specific performance, damages, or any other legal or equitable relief based on this Agreement, the parties agree that the forum for any such action shall be an appropriate federal or state court in Texas having jurisdiction, agree that venue will be proper in such courts, and waive any objections based on inconvenience of the forum, and further agree that the prevailing party in any such action, as determined by the court, shall be awarded its reasonable attorneys' fees and costs in addition to any relief or judgment the court awards.

              (e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous oral or written communications, representations, understandings or





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agreements with respect thereto.  The terms of this Agreement may be modified only in a writing, signed by authorized representatives of both parties.

              (f) Assignability. This Agreement will be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other party, and any such attempted assignment will be void; provided, however, that PDC may assign this Agreement to a subsidiary or affiliate without the prior written consent of the Consultant, and provided further that a transfer by PDC as a result of a merger or sale of all or substantially all of the assets with or to a third party that assumes PDC's obligations hereunder shall not constitute a prohibited assignment under this Section 15(f).

              (g) Waiver. A waiver of a breach or default under this Agreement will not constitute a waiver of any other breach or default. Failure or delay by either party to enforce compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition.

              (h) Severability. If any provision of this Agreement is declared to be invalid, the parties agree that such invalidity will not affect the validity of the remaining provisions of this Agreement, and further agree, to the extent possible, to substitute for the invalid provision a valid provision that approximates the intent and economic effect of the invalid provision as closely as possible.

              (i) Headings. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

              (j) Notice. Any notice, request, consent, demand or other communication required to be given under this Agreement will be in writing and will be given personally, by facsimile or by mailing the same, first-class, postage prepaid to the appropriate address and facsimile number set forth below or to such other person or at such other address as may hereafter be designated by like notice. Notices by mail will be considered delivered and become effective three days after the mailing thereof. All notices by facsimile will be considered delivered and become effective immediately upon the confirmed (by answer back or other tangible printed verification or successful receipt) sending thereof.





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              To PDC:

                            Patterson Drilling Company
                            4510 Lamesa Highway
                            P.O. Drawer 1410
                            Snyder, Texas   79550
                            Facsimile:  (915) 573-0281
                            Attention:     Cloyce A. Talbott
                                           Chairman and Chief Executive Officer

              To the Consultant:

                            Michael G. Sledge
                            3904 Arroyo
                            Midland, Texas   79705

              with copies to:

                            Robert Don Collier
                            Meadows, Owens, Collier, Reed,
                              Cousins & Blau, L.L.P.
                            3700 NationsBank Plaza
                            901 Main Street
                            Dallas, Texas  75202


              (k) Counterparts. This Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.





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              IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives as of the day and year first above written.


                                           PATTERSON DRILLING COMPANY



                                           By:   /s/ Cloyce A. Talbott
                                              ----------------------------------
                                               Cloyce A. Talbott
                                               Chief Executive Officer



                                              /s/ Michael G. Sledge
                                           -------------------------------------
                                           MICHAEL G. SLEDGE





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